SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT



           Pursuant to Section 13 or 15 (d) of the
               Securities Exchange Act of 1934

                        October 27, 1994

      Date of Report (date of earliest event reported)




                     FIRST NATIONAL BANCORP

      (exact name of registrant as specified in its charter)




           Georgia           0-10657           58-1415138

        (state or other     (Commission       (IRS Employer
        jurisdiction of     File No.)         Identification
        of incorporation)                     Number)




    303 Jesse Jewell Parkway, Suite 700, Gainesville, Georgia 30501

             (address of principal executive office)(zip code)




                          (404) 503-2000

    (Registrant's telephone number, including area code)




                           No Change

   (Former name or address, if changed since last report)

Item 5.  OTHER EVENTS

(a) On October 27, 1994, officials of the registrant, First National Bancorp ("First Bancorp"), Gainesville, Georgia, and FF Bancorp, Inc. ("FF Bancorp"), New Smyrna Beach, Florida, signed a Letter of Intent of merger whereby First Bancorp will acquire all the outstanding stock of the $597 million asset FF Bancorp in a tax free exchange of stock whereby each share of FF Bancorp stock will be exchanged for .825 shares of First Bancorp $1.00 par value common stock in a transaction to be accounted for under the pooling-of-interests method of accounting. FF Bancorp currently has outstanding 4,677,435 shares of common stock, and approximately 84,806 option shares under option agreements which will be exercised at times which will not violate the pooling-of-interests method of accounting for the transaction. No cash, except for fractional shares, will be offered in the transaction. Following the signing of the Letter of Intent, First Bancorp and FF Bancorp will prepare and execute a definitive agreement of merger. The merger is subject to the execution of a definitive agreement, FF Bancorp shareholder approval and the approval of various state and federal regulatory authorities.

     Currently, total consolidated assets of FF Bancorp are $597 million and common shareholders equity is $48 million. FF Bancorp is the parent holding company of (1) First Federal Savings Bank of New Smyrna, a $318 million asset thrift located in New Smyrna Beach, Florida, (2) First Federal Savings Bank of Citrus County, a $214 million asset thrift headquartered in Inverness, Florida, and (3) Key Bank of Florida, a $66 million asset commercial bank located in Tampa, Florida.

     If consummated as planned, this will be First Bancorp's first out of state merger.

     First Bancorp is a $2.3 billion asset holding company located in Gainesville, Georgia with 17 subsidiary banks and 54 banking locations in North Georgia.

     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIRST NATIONAL BANCORP
                                   (Registrant)


                                   By:  s/Peter D. Miller
                                        Peter D. Miller
                                        President,
                                        Chief Administrative and
                                        Chief Financial Officer


                                   By: s/C. Talmadge Garrison
                                       C. Talmadge Garrison
                                       Senior Vice President
                                       Secretary & Treasurer





Date:  October 28, 1994